EXHIBIT 16.1

McElravy, Kinchen Associates, P. C.
CERTIFIED PUBLIC ACCOUNTANTS

November 19, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: American Security Resources Corp.

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated November 20, 2008 of American Security Resources Corporation and are in agreement with the statements contained therein as they pertain to our Firm except that the we disagree with the accounting treatment of certain intangible assets that were in default in the recently restated form 10Q/A’s for the quarterly periods ended March 31, 2008 and June 30, 2008.

We have no basis to agree or disagree with any statements related to the successor auditor.

Very truly yours,

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC